Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                                    PROLOGUE

      WE, THE UNDERSIGNED, natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation;

                                ARTICLE I - NAME

      The name of this corporation is Prologue.

                              ARTICLE II - DURATION

            The duration of this corporation is perpetual.

                             ARTICLE III - PURPOSES

      The purpose of purposes for which this corporation is organized are:

      a. To engage in exploration, drilling and production on petroleum properties.

      b. To purchase, buy, sell, exchange, produce, manufacture, process, market, export, import, handle, store, distribute, and otherwise generally deal in any and all articles of all kinds to establish, construct, maintain, conduct and operate wholesale and retail outlets of any and all kinds, nature, and descriptions.

      c. To establish, construct, maintain, conduct, and operate wholesale and retail outlets of all kinds, including petroleum outlets of every kind, nature, and description; to purchase, buy, sell, exchange, produce, manufacture, process market, export, import, handle, store, distribute, and otherwise generally deal in any and all articles and petroleum products of all kinds.

      d. To acquire by purchase, lease, or otherwise; to hold, own, deal in, and otherwise manage and operate, to sell, transfer, rent, lease, mortgage, pledge, and otherwise dispose of or encumber any and all classes or property whatsoever, whether real or personal, or any interest therein, as principal, agent, or broker.



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      e. To acquire by purchase,  assignment,  grant, license, or otherwise,  to apply for, secure, lease or in any manner obtain to develop, hold, own, use, exploit, operate, enjoy and introduce, rights of all kinds in respect of, or otherwise dispose of to secure to it the payment of agreed royalties or other consideration, and generally to deal in and with and turn to account for any or all purposes, either for itself or as nominee or agent for others:

            (1) Any and all inventions, devices, processes, discoveries, and formulas, and improvements and modifications thereof and rights and interest therein;

            (2) Any and all letters patent or applications for letters patent of the United States of America or any other country, state, or locality, and privileges connected therewith or incidental or appertaining thereto;

            (3) Any and all copyrights granted by the United States or any other country, state, locality, or authority, and any and all rights, interest, and privileges connected therewith or appertaining thereto; and

            (4) Any and all trademarks, trade names, trade symbols, labels, designs and other indicates of origin and ownership granted by or recognized under the laws of the United States of America or any other country, state, locality, or authority connected therewith or incidental or appertaining thereto,

      f. To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, script, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action, and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government, or by any state, territory, province, municipality, or other political subdivision or by any government agency, and as owner thereof to possess and exercise all the rights, powers, and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

      g. To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, and the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm association or corporation.

      h. To borrow or raise monies for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof or the interest thereon by mortgage upon, or pledge, conveyance, or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.


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      i. To loan to any person,  firm, or corporation  any of its surplus funds, either with or without security.

      j. To purchase, hold, sell, and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;

      k. To have one or more offices, to carry on all of, or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of, real and personal property of every class and description in any of the states, districts, or territories of the United States, in any and all foreign countries subject to the laws of such state, district, territory, or country.

      l. To enter into joint venture and partnerships with individuals, associations and/or other corporations.

      m. In general to do any and all things that are incidental and conductive to the attainment of any above object and purpose, to the same extent as natural persons might or could do, which now or hereafter may be authorized by the laws of the United States and the State of Utah, as the Board of Directors may deem to the advantage of the corporation.

                               ARTICLE IV - STOCK

      The aggregate number of shares which this corporation shall have authority to issue is 50,000,000 shares of $0.001 par. All stock of the corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid stock of this corporation shall not be liable to any further call or assessment.

                              ARTICLE V - AMENDMENT

      These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                         ARTICLE VI - SHAREHOLDER RIGHTS

      The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation.


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                          ARTICLE VII - CAPITALIZATION

      This corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

                     ARTICLE VIII - INITIAL OFFICE AND AGENT

      The address of this corporation's initial registered office and the name of its original registered agent at such address is:

                           STANLEY S. ADAMS
                           50 West Broadway
                           Suite 900
                           Salt Lake City, UT  84101


                             ARTICLE IX - DIRECTORS

      The number of Directors constituting the initial Board of Directors of this corporation is three. The names and addresses of persons who are to serve as Directors until the first annual meeting of stockholders, or until their successors are elected and qualify, are:


NAME, STREET ADDRESS, CITY AND STATE:

1. William Leslie Bailey, 1970 Emigration Canyon, S.L.C. UT 84108

2. Thomas R. Bertoch, 3326 Elgin Drive, S.L.C. UT 84109

3. Marilyn R. Furlong, 3340 East Del Verde, S.L.C. UT 84109


                            ARTICLE X - INCORPORATORS

      The name and address of each Incorporator is:

NAME, STREET ADDRESS, CITY AND STATE:

1. William Leslie Bailey, 1970 Emigration Canyon, S.L.C. UT 84108

2. Thomas R. Bertoch, 3326 Elgin Drive, S.L.C. UT 84109

3. Marilyn R. Furlong, 3340 East Del Verde, S.L.C. UT 84109


                                   ARTICLE XI

              COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

      No contract or other transaction between this corporation and one or more of its Directors or any other corporation, firm, association or entity in which one or more of its Directors are directors or officers or are financial interested, shall be either void or voidable because of such relationship or interest, or because such Director or Directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents or such interest Director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.


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      Common or interested  Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorized, approves or ratifies such contract or transaction.

                          ARTICLE XII - INDEMNIFICATION

      Any person made a party or involved in any civil, criminal, or administrative action, suit, or proceeding by reason of the fact that he or his testator or intestate is or was a director, officer, or employee of the corporation, or of any corporation which he, the testator, or intestate served as such at the request of the corporation shall be indemnified by the corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal therein, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, director or employee was liable to the corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein, the term "expense" shall include all obligations incurred by such person for the payment of money, including without limitation attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suite or proceeding, except amounts paid to the corporation or such other corporation by him. A judgment or conviction whether based on a plea of guilty or nolocontendre or its equivalent or after trial shall not be of itself by deemed an adjudication that such director, officer, or employee is liable to the corporation, or such other corporations, for negligence of misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth from time to time in the By-Laws or by any of the following procedures:

      a. Order of the court or administrative body or agency having jurisdiction of the action, suit or proceeding;

      b. resolution adopted by a majority of the quorum of Board of Directors of the corporation without counting in such majority as quorum any directors who have incurred expenses in connection with such action, suit, or proceeding;


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      c. If there is no quorum of directors  who have not  incurred  expenses in connection with such action, suit, or proceeding, then by resolution adopted by a majority of the committee of stockholders and directors who have not incurred such expenses appointed by the Board of Directors;

      d. resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

      e. order of any court having jurisdiction over the corporation. Any such determination that a payment by way of indemnity should be made will be binding upon the corporation, such right of indemnification shall not be exclusive of any other right, which such directors, officers, and employees of the corporation and the other persons above-mentioned may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under By-Laws, Agreement, vote of stockholder, provision of law, or otherwise as well as their rights under this article. The provisions of this article shall apply to any member of any committee appointed by the Board of Directors as fully as though such persons had been a director, officer, or employee of the corporation.

      DATED this 13th day of October, 1982.


                                     /s/ William T. Bailey
                                     -----------------------------

                                     /s/ Thomas R. Bertoch
                                     -----------------------------

                                     /s/ Marilyn R. Furlong
                                     -----------------------------
                                     (SIGNATURES OF INCORPORATORS)
                                     -----------------------------


STATE OF UTAH           )
                        :  ss.
COUNTY OF SALT LAKE     )

      I, Cathy L. Wiechman, a Notary Public, hereby certify that on the 13th day of October, 1982, William Leslie Bailey, Thomas R. Bertoch, and Marilyn R. Furlong personally appeared before me who, being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.


      DATED this 13th day of October, 1982.

                                     /s/ Cathy L. Wiechman
                                     -----------------------------
                                     NOTARY PUBLIC,
                                     Salt Lake City, Utah


My commission expires:

         5/11/85
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